Exhibit 99.2

24/7 REAL MEDIA INC.

and

LYCOS, INC.

SERVICES AGREEMENT

This 24/7 REAL MEDIA INC. and LYCOS, INC. Services Agreement, (the “Agreement”) is made this February      , 2004 by and between Lycos, Inc., a Virginia corporation (“Lycos”), with an address at 100 Fifth Avenue, Waltham, MA  02451, and 24/7 Real Media, Inc., a Delaware corporation (“24/7”), with an address at 1250 Broadway, New York, NY  10001; all Capitalized Terms not defined when first used shall be construed in accordance with the Definitions set forth in Section 1 hereto.  Unless expressly stated otherwise, references to this Agreement shall include all Exhibits and Schedules hereto.

WHEREAS, Lycos is the owner and/or operator of numerous web sites including the Web Sites listed on Schedule A hereto; and

WHEREAS, the Parties are simultaneously entering into the Technology Agreement of even date herewith, attached as Exhibit A;

WHEREAS, the Parties are simultaneously entering into the Transition Services Agreement, attached as Exhibit B;

WHEREAS, Lycos and 24/7 wish to enter into the relationship as set out in this Agreement, to commence on February     , 2004 (the “Effective Date”).  In consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.     Definitions.

All capitalized terms used in the Agreement and any exhibit attached to the Agreement have the meanings set forth below.  All definitions shall apply both to their singular or plural forms, as the context may require.

1.             “Advertiser” means any advertiser, advertising agency, sponsor, promotional partner, media buying service or other similar entity that, whether directly or through its advertising agency, promote itself, its brands or its products or services through Advertising.

2.             “Advertising” or “Advertisements” means the standard pixel Advertisement sold for display on the Web Sites and any other material displayed on the Web Sites that promotes a brand or a product or a service through advertising banners,  buttons, jump pages and similar IAB recognized promotional units.

3.             [intentionally deleted]

4.             “Ancillary Agreements” means the Transition Services Agreement and the Technology Agreement.

5.             “Agreement” means this Agreement and any exhibits attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

6.             “Change in Control” shall    be deemed to occur if: (i) any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than the applicable party or any of its subsidiaries or a trustee or any fiduciary holding securities under an employee benefit plan of the applicable party or any of its subsidiaries, acting singly or in concert with one or more other persons, acquires securities representing 50% or more of the combined voting power of the applicable party’s then outstanding securities; (ii) during any one year period, individuals who at the beginning of such period constitute the Board of Directors of the applicable party and any new director whose election by the Board of Directors or nomination for election by the applicable party ‘s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of the applicable party approve a merger or consolidation of the applicable party with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the applicable party outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the applicable party or any of its subsidiaries, at least 50% of the combined voting power of the voting securities of the applicable party or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the applicable party (or similar transaction) in which no person acquires more than 50% of the combined voting power of the applicable party’s then outstanding securities; or (iv) the shareholders approve a plan of complete liquidation of the applicable party or an agreement for the sale or disposition by the applicable party of all or substantially all of its assets.

7.             “Confidential Information” includes the terms and provisions of this Agreement and information disclosed by one party to the other which is or should be reasonably understood to be confidential or proprietary to the disclosing party and includes, but is not limited to, information about the Web Sites and the 24/7 Network and the sales, costs and other unpublished financial information, product and business plans, projections, marketing data, and sponsors of either party.  Confidential Information shall not include information (a) already lawfully known to or independently developed by a party without reference to the other party’s Confidential Information, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party without an obligation of non-disclosure, or (e) required to be disclosed by law.

8.             “Content Targeted Advertising” means the display of compensated linked advertisements presented  without  animation or rich media components from a network of participating advertisers which are generated by scanning the content of a web page within a Web Site and determining a contextually relevant advertisement or advertisements to display.

9.             “CPM” means the dollar cost per thousand Advertisements with respect to Advertising sold by 24/7 to an Advertiser.

10.           “DMA” means the Direct Marketing Association.

11.           “Effective Date” means the date first written above and designated as the Effective Date.

12.           “Annual Minimum Payment” means, for each calendar year during the Term (except 2009), $10,000,000 subject to such adjustments as required by Schedule C to this Agreement.

13.           “Quarterly Minimum Payment” means ¼ of the Annual Minimum Payment.

14.           “Impression” means an Advertisement, or a combination of Advertisements sent to a Web Site user as an individual Advertisement as a result of that user’s request being received by the server.

15.           “Lycos” means Lycos, Inc., a Virginia corporation.

16.           “Lycos Data” means the data, names, phone numbers, addresses and other information collected directly by Lycos from the registration of users on the Web Sites or other sources.

17.           “Lycos Ad Requirements” means the following provisions in connection with agreements to display advertising on the Lycos Network (a) a limitation of liability to the advertiser for Lycos capped at the dollar amount paid by the advertiser, (b) full indemnification and hold harmless of Lycos by the advertiser against third party claims for displays of advertising, (c) full representations, warranties and licenses by the advertiser permitting Lycos’ display of the creative, and (d) the right for Lycos to reject any individual creative at any time, for any reason.

18.           “Lycos Technology” means all hardware, software, programs, codes, trade names, technology, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how, and processes used by Lycos under this Agreement.

19.          “Net Advertising Sales Revenue” means the gross bookings of sales of Advertising by 24/7 and/or Lycos, as the case may be, from January 1, 2004 through the end of the Term, less Bad Debt.  “Bad Debt” shall mean amounts of gross bookings of sales of Advertising not collected by 24/7 for campaigns (a) to be run on either (i) a single site of the Web Sites or (ii) channel campaigns (i.e., campaigns targeted to specific content areas and not RON campaigns); and (b) the total gross booking amount with respect to the delivery on the Lycos Network is greater than $200,000, and (c) Lycos shall have been afforded the right and opportunity (at least 2 business days) to conduct its own credit check and accept or reject the campaign, and (d) the agreement with such advertiser shall provide Lycos with the right to pursue collection on its own commencing 90 days after the invoice date, if it so chooses.

20. “Royalty” means the payment by 24/7 to Lycos as set forth in Section 4.B of this Agreement.

21.           “Strategic Partners” and “Strategic Relationship” means a partner and a business relationship, respectively, where Lycos and a third party enter into a transaction which is comprised of more than the sale of media units and relates to products, services, and/or content to be displayed, offered, or otherwise provided on or through the Web Sites, or which supports the operation of the Web Sites or Lycos’ business.

22.           “Tag” means a unique tag, or graphical element provided by 24/7 to Lycos to be placed by Lycos on a fixed location on a Web Site designed for the delivery of Advertising, in HTML/Java or other appropriate languages, as mutually agreed to by the parties.

23            “Term” means the term of this Agreement, as determined pursuant to Section 5 of this Agreement.

24.          “Technology Agreement” shall mean that certain Technology Agreement, dated as of even date herewith, by and among Lycos and 24/7, in substantially the form attached as Exhibit A hereto.

26.          “Transition Services Agreement” shall mean that certain Transition Services Agreement, dated as of even date herewith, by and among Lycos and 24/7, in substantially the form attached as Exhibit B hereto.

27.          “User-Generated Content” shall mean the content created, developed or otherwise generated by Web Site users and included on homepages, search results, chat, message boards and the like, and made available on or through the Web Sites.

28.          “24/7” means 24/7 Real Media, Inc., a Delaware corporation.

29.          “24/7 Data” means the data, names, phone numbers, addresses and other information collected directly by 24/7 from the registration of users on the 24/7 Network or other sources.

30.          “24/7 Network” means the network of Internet web sites for which 24/7 solicits Advertisers regarding the placement of advertising.

31.           “24/7 Standard Ad Terms” shall mean the standard advertising terms to be utilized by 24/7 in connection with its sale of Advertisements on the Web Sites, as set forth on Schedule F attached hereto.

32.          “24/7 Technology” means all hardware, software, programs, codes, trade names, technology, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how, and processes used by 24/7 under this Agreement.

33.          “Web Site” or “Web Sites” means those Internet web sites owned or operated by Lycos, set forth on Schedule A hereto.

2.     Grant of Rights; obligations of Lycos.

A.            Grant of Rights.  Lycos hereby grants to 24/7 the exclusive right to sell Advertising to be displayed on the Web Sites during the Term to Web Site users originating anywhere in the world, provided, however, that (i) Lycos shall have the right for the duration of the Term to place Content Targeted Advertising on the Web Sites subject to the following parameters:  one Content Targeted advertisement per page consisting of up to four advertisers, such advertisements to be located at the bottom of the web pages within the Web Sites with the exception of up to 70% of the pages within the Tripod and Angelfire member pages, where such advertisements may at Lycos’ discretion be located at the top of such pages for the duration of the Term;  (ii) Lycos shall have the right to retain up to ten percent (10%) of the unsold Impressions in any calendar month, subject to a cap of 10% of the Impressions in any calendar year, to run promotional, or “house” advertisements, or advertisements for Strategic Partners (the “Hold Back”);  provided, however, that Lycos expressly agrees that in such event, the Impressions allotted to said advertisements shall not count towards Lycos’ Impression Guarantee (or Projected Impression Guarantee, as the case may be) (each as defined on Schedule C attached hereto), and further, that display of the Hold Back shall be subject to the limitations and remedies set forth in subsection (ii) below.   In addition, nothing in this Agreement shall prevent or limit Lycos’ entry into Strategic Partnerships after the Effective Date, provided, however, that (i) to the extent that Lycos enters into transactions with Strategic Partners after the Effective Date which include the sale of Impressions beyond the Hold Back, such Impressions will be deemed to have been sold by

24/7 for purposes of this Agreement, and 24/7 shall receive its share of any payment therefore (i.e., for the Impressions), in accordance with the payment provisions of Section 4, and such Impressions shall count in all respects as Impressions and in addition, Lycos shall consult with 24/7 before entering into such a transaction concerning the sale of such Impressions, and (ii) to the extent that Lycos displays Hold Back Impressions, multiple text links (more than 1 per page), skins, or other promotional displays on a page in connection with such Strategic Partnership or otherwise and such display has the result of substantially diminishing the value of Impressions otherwise sold by 24/7 on such page as demonstrated by comparison of market CPMs for such pages before and after such displays were placed such pages, or if such display/s results in a demonstrated inability to sell the Impressions on such page/s, then such Impressions shall not be included in calculation of delivered Impressions for such year for purposes of the provisions of Schedule C.

B.            In connection with Lycos’ appointment of 24/7 as its sales representative as set forth in Section 2A above, Lycos agrees that:

(a)   it will notify any Advertiser that directly approaches Lycos to place Advertising that such Advertising must be placed through 24/7.  Lycos will forward to 24/7 all leads and orders received directly by Lycos for any Advertising.

(b)   it will list 24/7 as its exclusive Internet Advertising sales representative in published sales materials, and in contextually relevant periodicals and trade publications and, to the extent reasonably requested by 24/7, cooperate with 24/7 in the establishment of Advertising rates.  Lycos shall have the limited, non-transferable right to use the 24/7 name and Marks solely in connection with, and to fulfill its obligations under, this paragraph.

(c)   it will allocate budgets to develop and update advertising sales material for general media kit purposes and for special advertising programs, reasonably consistent with past practice.

(d)   On its Advertising information page, it will refer to 24/7 as its exclusive Internet Advertising sales representation firm and will provide 24/7 sales contact information.

(e)   it will provide 24/7 with the necessary sales and marketing resources reasonably required to support new advertising recommendations and demonstrations.

C.            Acceptance of Advertising.  Lycos shall have the right to reject proposed advertising campaigns, consistent with its past practice.  Lycos shall accept or reject all proposed campaigns within one (1) business days of presentation.  Failure to act shall be deemed to be acceptance of such campaign.  Notwithstanding anything to the contrary set forth herein, Lycos shall have the right to subsequently reject any campaign that was deemed to have been accepted in accordance with the foregoing, and shall have the right to subsequently reject any campaign except to the extent that Lycos has expressly accepted a campaign and expressly waived the right to cancel the campaign.  24/7 shall remove all rejected and cancelled campaigns from the Web Site promptly upon receiving Lycos’ notice of rejection (and in any event no later than 24 hours following 24/7’s receipt of Lycos’ notice of rejection).  Lycos represents that the only categories of advertising that it currently refuses to accept are set forth on Schedule B, and further represents that it has no current intention to reject any other category of advertising.   Under any circumstances, Lycos shall have the right to cancel/reject campaigns that it reasonably determines to be unlawful or illegal.  In addition, Lycos shall always maintain the right to require the rejection or termination of any individual creative at any time, for any reason and 24/7 shall cooperate with Lycos to allow the removal of the rejected creative within 6 hours of notification.

D.            Web Site Content and Operations.

(i)            Maintenance and Promotion of Web Sites.  Lycos agrees to use commercially reasonable efforts to maintain and to continue to develop the Web Sites in a manner reasonably consistent with past practice. Notwithstanding the foregoing, Lycos shall have the right to modify its maintenance and development of the Web Sites, provided, however that Lycos agrees that it will not materially alter the maintenance or development of the Web Sites so as to negatively impact the aggregate value of the Advertising. Subject to the foregoing, in the event that Lycos materially alters the maintenance or development or promotion of the Web Sites, Lycos shall provide notice to 24/7 following any such material changes, and provided, further, that Lycos shall use commercially reasonable efforts to provide advance notice to 24/7 of any such material changes. In addition, Lycos will consult with 24/7, in good faith, to address any concerns of 24/7 relating to said changes.  Lycos shall continue to promote the Web Sites collectively in a manner reasonably consistent with past practice.

(ii)           Content.  Lycos will not intentionally include or provide via the Web Sites any material that is or may be considered: (a) libelous or defamatory under any applicable law in the United States; (b) an infringement of any third party’s intellectual property rights (including copyright, patent, trademark, trade secret or other proprietary rights); (c) an infringement on any third party’s rights of publicity or privacy; or (d)  contain any viruses or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.  Notwithstanding  anything to the contrary set forth herein, 24/7 acknowledges that (i) the Web Sites include designated sections that may include adult material, including without limitation “Models”, in the Entertainment category, and user generated content in the Web Publishing category, and (ii) Lycos does not exercise control over the User-Generated content made available on or through the Web Sites, and as such it is expressly excluded from Lycos’ obligations in the immediately preceding sentence, provided, however, that to the extent that Lycos is made aware that any User-Generated Content constitutes material set forth in (a) – (d) above, Lycos will use commercially reasonable efforts to promptly remove such content from the Web Sites. In addition, notwithstanding anything to the contrary set forth herein, Lycos, in its sole discretion, may update the design and content of the Web Sites, provided that Lycos shall provide notice to 24/7 following any material changes to the Web Sites, and provided, further, that Lycos shall use commercially reasonable efforts to provide advance notice to 24/7 of any such material changes.

(iii)          Operations.  Lycos will not include or provide via the Web Sites or the Pages any language, content or material that is or may reasonably be considered to be an artificial click-mechanism or a direct or indirect incentive intended to cause a user to click on Advertising that is displayed on the Web Sites in exchange or as consideration for such clicks, cash, cash equivalents or other tangible benefit.

(iv)          Advertising Arrays.  In the event that Lycos materially alters the current advertising arrays (attached as Schedule F) on the Web Sites in a manner that substantially increases the number of Impressions available without the written consent of 24/7 and such alteration has the result of substantially diminishing the value of Impressions otherwise sold by 24/7 on such page as demonstrated by comparison of market CPMs for such pages before and after such displays were placed such pages, or if such display/s results in a demonstrated inability to sell the Impressions on such page/s,, then such Impressions (meaning the Impressions before those added by Lycos which are so affected by Lycos’ actions) shall not be included in calculation of Actual Impression Number for such year for purposes of the provisions of Schedule C.  In addition, in the event that Lycos materially alters the current advertising arrays on the Web Sites in a manner that substantially increases the number of Impressions available without the written consent of 24/7 and such added Impressions are demonstrated to be of substantially diminished value or unable to be sold, then such added Impressions shall be valued at a multiplier of less than 1.0 in calculating the Actual Impression Number for that year, with such multiplier determined by comparing the effective CPM for the additional impression to the effective CPM for the existing Impressions..

E.             Placement of 24/7 Tags; Use of Tags.  Lycos will use commercially reasonable efforts to insert the Tags on the Web Sites in such a manner as to assure that the Advertising to be delivered with respect to such Tag is fully and clearly visible “above the fold” on the Tagged Page of each Web Site viewed by a user; provided, however, that on Angelfire and Tripod member pages, Tags shall appear at the bottom of all pages and above the fold of 30% of the pages.  Lycos will abide by 24/7’s reasonable approval process for Tag placements, as set forth on Schedule E attached hereto.  Lycos shall cause the Tags to call 24/7’s server to host and serve Advertising.

F.             Access to Web Site Information.  Lycos will furnish to 24/7 all subscribership, viewership, inventory, and usage reports, reviews and audience studies, deliveries, census requirements, and any other information regarding the Web Sites and the Web Sites’ Pages (“Reports”) as is reasonably requested by 24/7, reasonably available to Lycos, provided, that all such information shall be aggregate (not personally identifiable) information and 24/7 will use such information only for the sale of Advertising in accordance with this Agreement, and provided, further, that such Reports are subject to the confidentiality obligations of the parties set forth in this Agreement. For the avoidance of doubt, all such Reports, produced or provided by Lycos to 24/7, shall be the sole property of Lycos.

G.            Compliance with Privacy Laws. Lycos will continue to place prominently on its Web Sites, and operate in accordance and compliance with, a privacy statement or policy that adheres to or exceeds the requirements of applicable law, including any generally accepted industry guidelines in the United States, such as the TRUSTe Privacy Program, the Better Business Bureau Privacy Practices or the DMA-accepted privacy statements.  Lycos’ privacy policy shall explicitly state that 24/7 provides ad serving for Lycos and a link to 24/7’s privacy policy.

H.            Lycos and 24/7 representatives shall meet (via telephone or otherwise) on at least a quarterly basis to review past performance, discuss and resolve any issues that have arisen, and to discuss future plans to optimize the relationship.

I.

Representations and Warranties.  Lycos represents and warrants: (i) that it has the authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder, (ii) that it has the authority to make the Web Sites and the Pages available for Advertising and otherwise to grant the rights granted to 24/7 hereunder; and (iii) that it will comply with all applicable laws, statutes, ordinances and regulations in the performance of its obligations hereunder and thereunder, and (iv) no information furnished by Lycos in writing to 24/7  in connection with the services contemplated hereby contained any untrue statement of a material fact or omitted to state a material fact necessary to make the information contained therein not misleading..

3.             Obligations of 24/7.

A.            Sales Efforts.  24/7 will (i) solicit and sell to Advertisers Advertising on the Web Sites’ Pages, (including sales of Advertising on the Web Sites through multi-site packages and through the 24/7 Network package) at prices determined by 24/7 in its reasonable discretion, all in accordance with the rights, licenses and privileges granted to 24/7 in Section 2.A and subject to 24/7’s obligations in this Section 3.A.(v); (ii) use its best efforts to have all Advertisers agree to 24/7’s Standard Advertising Terms set forth on Schedule E attached hereto and, in all circumstances, shall have all Advertisers agree to the Lycos Ad Requirements, whether included within 24/7’s Standard Advertising Terms or otherwise; (iii) provide Lycos with at least weekly notice, via on-line posting or e-mail, of all new Advertising that has been solicited by 24/7 to be displayed on the Web Sites, and all Advertising sold and inventory unsold, (iv) give effect to any decision by Lycos to decline any Advertising that was declined in accordance with the provisions in Section 2.C. of this Agreement, and (v) at all times during the term, act in a manner consistent with its fiduciary duties to Lycos as exclusive agent for the purposes of selling Internet advertising on the Web Sites (including without limitation acting in the best interests of Lycos).  In addition, 24/7 shall not sell, distribute or serve any Content Targeted Advertising on the Web Sites for the duration of the Term, nor allow any of its clients to re-sell the Lycos inventory for such purposes, or for any other purpose prohibited under this Agreement.

B.            Reporting.  24/7 will provide Lycos with access to records on no less frequently than a monthly basis that will allow Lycos to monitor the volume of Advertising delivered to the Web Sites’ Pages and the Net Advertising Sales Revenue (subject to billing corrections and accounting adjustments) therefore, including reports or fill rates, average CPMs and click thru rates by Web Site, and Bad Debt, all provided, that such records are subject to the confidentiality obligations of the parties set forth in this Agreement. For the avoidance of doubt, all such records, including data, statistical information and other traffic analysis data, produced or provided by 24/7 to Lycos shall be the joint property of 24/7 and Lycos.  Such reports shall be provided by 24/7 in an electronic format.

C.            Ad Delivery; Performance; Trafficking.  24/7 shall provide Ad serving and Web analytics services in accordance with the terms and conditions of the Technology Agreement attached hereto as Exhibit A.

D.            Personnel.  24/7 will maintain personnel in administrative, sales and technical positions necessary for 24/7 to perform its obligations pursuant to this Agreement.

E.             Representations, Warranties and Covenants.  24/7 represents and warrants that: (i) it has the authority to enter into this Agreement and the Ancillary Agreements and to perform all obligations hereunder and thereunder, (ii) it has the necessary resources (e.g., personnel, technical and financial) to perform its obligations hereunder, (iii) in all of its dealings with Advertisers, it will conduct itself in a professional manner, and shall in all respects, present Lycos favorably, (iv) it will provide Lycos with written notice in the event that its net operating capital falls below $5,000,000; (v) it will to comply with all applicable laws, statutes, ordinances, and regulations in the performance of its obligations hereunder and thereunder; and (vi) no information furnished by 24/7 in writing to Lycos in connection with the services contemplated hereby contained any untrue statement of a material fact or omitted to state a material fact necessary to make the information contained therein not misleading..

4.             Payments.

A.            Transition Payment.            24/7 shall pay to Lycos $4.5 million in exchange for (i) entering into the Agreements, (ii) Advertisers and details of such relationships and (iii) the information called for by the Transition Agreement between Lycos and 24/7 as per the requirements of that agreement.  The Transition Payment shall be non-refundable upon payment by 24/7 and will be paid 25% on each of the following dates: 3/31/04, 6/30/04, 9/30/04 and 12/31/04

B.            Annual Payments.               In addition to the Transition  Payment, for each calendar year of the Term, 24/7 shall pay to Lycos the greater of (i) 65% of the Net Advertising Sales Revenue during the applicable year (the “Royalty Amount”) or (ii) the applicable Annual Minimum Payment for the year.  Any amounts not paid to Lycos shall be retained by 24/7.  Payments to Lycos shall be made as set forth in Section 4.C below.

C.            Annual Payment Schedule.                The Annual Payments set forth in section 4.B above shall be paid as follows:  No later than 45 days after the last day of each calendar quarter during the Term, 24/7 shall pay to Lycos the greater of (i) the applicable Royalty amount during the calendar quarter (the “Quarterly Royalty”), or (ii) subject to Section 4.D, ¼ of the Annual Minimum Payment for the applicable year of the Term (the “Quarterly Minimum Payment”).

D.            Annual Payment True Up.   Any payments in excess of the cumulative Quarterly Minimum Payments during a Calendar year may be credited against future Quarterly Minimum Payment obligations in the same calendar year.  By way of example only, assuming an Annual Minimum Payment of $10 million, in the event that for the first calendar quarter of a calendar year, 24/7 paid to Lycos $3.5 million pursuant to Section 4.C.(i) above (i.e., in Quarterly Royalty), then 24/7 may apply up to $1.0 million to reduce future Quarterly Minimum Payments in future quarters in the same calendar year.  Thus, if in the second calendar quarter the Net Advertising Sales Revenue for that quarter was such that, pursuant to Section 4.B, the Quarterly Royalty payment was $2.0 million, then  the amount of the Quarterly Minimum Payment to be made by 24/7 would be reduced by $500,000 to $2.0 million and 24/7 would continue to have $500,000 further credit to apply to future Quarterly Minimum Payments in the same calendar year.

E.  Payment of Royalty following Expiration.  24/7 will pay the Royalty due to Lycos after the expiration of this Agreement for any Advertising sold by 24/7 prior to the expiration of this Agreement that runs after the Term, and Lycos agrees to make the Web Sites available for such Advertising for the duration of the campaign, provided, however, that 24/7 shall obtain Lycos’ consent for all agreements with an expiration date more than three (3) months following the scheduled expiration of the stated five year Term.

F.            Payment by Advertisers.

(i)  Invoices.  Except as otherwise provided in the Transition Services Agreement, 24/7 will submit an invoice to all Advertisers on whose behalf Advertising is displayed on the Web Sites during the Term and will request that such Advertisers pay to 24/7 all cash and other consideration generated from the sale of such Advertising during the Term of this Agreement.

(ii)  Collections.  24/7 will use its best efforts to collect all monies due from such Advertisers related to the sale of Advertising displayed on the Web Sites, provided that, in the event any Advertiser remits any payment for Advertising directly to Lycos rather than to 24/7, Lycos agrees to make prompt payment to 24/7 of any and all such payments.

5.             Term and Termination.

A.            Term. The term of this Agreement (the “Term”) will commence on the Effective Date and shall continue for a period of five (5) years, unless otherwise terminated by either party in accordance with Section 5B below.

B.            Rights of Termination.  Notwithstanding the foregoing section 5.A.:

(i)  Either party may terminate this Agreement (a) if the other party files a petition for bankruptcy or is adjudicated bankrupt; (b) if a petition in bankruptcy is filed against the other party and such petition is not dismissed within sixty (60) days of the filing date; (c) if the other party becomes insolvent or makes an assignment for the benefit of its creditors pursuant to any bankruptcy law; (d) if a receiver is appointed for the other party or its business; (e) on 60 days’ prior written notice to the other party upon the occurrence of a material breach by the other party of any representation, warranty, covenant, duty or undertaking herein, which material breach continues without cure for a period of 60 days after written notice of such breach is received by the breaching party from the non-breaching party, which notice specifies in reasonable detail such material breach; provided, however, that notwithstanding the foregoing, in the event that 24/7 fails to make any payment under this Agreement when such payment is due, Lycos may terminate this Agreement on 30 days’ prior written notice to 24/7 if such failure to pay remains uncured upon the expiration of such 30-day notice period.  The parties agree that payment of amounts identified in writing as disputed at the time of payment shall not be construed to be a waiver of such party’s right to seek recovery of such amounts in any forum.

(ii)           Lycos may terminate this Agreement on 90 days’ notice to 24/7 in the event of a Change of Control of 24/7 to a competitor of Lycos listed on Schedule D.1.

(iii)          Lycos may terminate this Agreement on 90 days’ notice upon a Change of Control of Lycos; provided, however, that in the event of termination pursuant to this Section 5.B(iii), Lycos shall pay 24/7 an early termination fee equal to  $3,500,000 for each year remaining in the original Term, prorated for partial years, provided that the maximum amount of such termination fee shall be $9,000,000.

(iv)          24/7 may terminate this Agreement on 90 days’ notice to Lycos in the event of a Change in Control of Lycos to a competitor of 24/7 listed on Schedule D.2.

C.            Effect of Termination or Expiration.  Upon termination or expiration of this Agreement: (i) all rights granted in this Agreement by either party to the other party shall automatically terminate and be of no further force or effect, (ii) each party will immediately cease using or displaying the intellectual property of the other party described herein, (iii) 24/7 agrees to cooperate with Lycos in transitioning to Lycos the accounts and records of all Advertisers advertising (and who have advertised during the Term) on the Web Sites, including, without limitation,  providing Lycos with a copy of all information in its possession relating to Advertisers on the Web Sites during the Term and those Advertisers with whom 24/7 has solicited and/or engaged in discussions relating to advertising on the Web Sites, and cooperating with Lycos in the performance of all acts reasonably necessary to facilitate the transition; (iv) subject to paragraph (iii), each party shall return or destroy all Confidential Information relating to the other party then in its possession and (v) except as required to run campaigns that by Section 4.E, Lycos will remove all 24/7 Tags from the Web Sites. Nothing herein shall be construed so as to prohibit 24/7 from soliciting Advertisers who purchased Advertising on the Web sites to purchase advertising on other Web Sites represented by 24/7, whether during or after the Term, provided that 24/7 shall not specifically seek to persuade such Advertisers to discontinue purchasing Advertising on Lycos.  In addition, for two years following termination, neither party shall disparage the others products or services or performance under this Agreement.

D.            Survival of Certain Provisions. Notwithstanding the foregoing, except as otherwise provided herein, the rights and responsibilities of the parties under Sections 4.A(ii), 6, 7, 8, 9, 10, 11, 16, 17, 18 and 19,    or any other provision of this Agreement which contemplates expressly performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination of this Agreement.

6.             Proprietary Rights and Restrictions.

A.            24/7 Technology and Data.  24/7 is the exclusive owner of all rights, title and interest in and to the 24/7 Technology and the 24/7 Data, and all software, databases and other aspects and technologies related to the 24/7 Technology and the 24/7 Data, including, without limitation, any enhancements, modifications, improvements, or derivatives thereto and any materials provided to Lycos by 24/7 through the 24/7 Technology or otherwise, subject to Section 3B above. Except as expressly set forth in this Agreement, no rights, license, title or interest to any of the foregoing or any other proprietary rights, intellectual property or Confidential Information, express or implied, are granted by 24/7 to Lycos under this Agreement.

B.            Lycos Technology and Data.  Lycos is the exclusive owner of all rights, title and interest in and to Lycos Technology and Lycos Data, and all software, databases and other aspects and technologies related to Lycos Technology and Lycos Data, including any enhancements, modifications, improvements, or derivatives thereto and any materials provided to 24/7 by Lycos through Lycos Technology or otherwise.  No rights, license, title or interest to any of the foregoing or any other proprietary rights, intellectual property or Confidential Information, express or implied, are granted by Lycos to 24/7 under this Agreement.

7.             Confidentiality.

For the term of this Agreement and one year thereafter, neither party shall disclose to any third party (other than its employees and directors, in their capacity as such,  on a need to know basis so long as they are bound by the terms of this Agreement) any Confidential Information  that it has received or will receive from the other party, in whatever form or media, nor use such information for any purpose not permitted under this Agreement.

8.             Indemnification.

A.    By Lycos.  Lycos shall defend, indemnify and hold harmless 24/7 and its subsidiaries, its directors, officers, employees, agents and contractors from and against any and all third party claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, penalties, costs, and legal and other expenses (including, but not limited to court costs, expert witness fees, reasonable legal fees and expenses of attorneys chosen by 24/7) as and when incurred, arising out of or based upon any act or omission or alleged act or alleged omission by Lycos in connection with the acceptance of, or the performance or non-performance by Lycos of, any of its duties or obligations under this Agreement or arising from the breach by  Lycos of its warranties, representations or covenants contained in this Agreement.  Lycos shall promptly notify 24/7 of all claims and proceedings related thereto of which Lycos becomes aware.

B.    By 24/7.  24/7 shall defend, indemnify and hold harmless Lycos and its parent, subsidiaries,  directors, officers, employees, agents and contractors from and against any and all third party claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including court costs, expert witness fees, reasonable legal fees and expenses of attorneys chosen by Lycos) as and when incurred, arising out of or based upon (i) any act or omission or alleged act or alleged omission by 24/7 in connection with the acceptance of, or the performance or non-performance by 24/7 of, any of its duties under this Agreement or arising from the breach by 24/7 of its warranties, representations or covenants contained in this Agreement and (ii) all Advertisements sold by 24/7 that are not subject to  terms providing for the full indemnification of Lycos by the Advertiser.  24/7 shall promptly notify Lycos of all claims and proceedings related thereto of which 24/7 becomes aware.  Lycos acknowledges that 24/7 is acting as a conduit distributor and marketer of the Advertising and that except as expressly set forth in this Section 8B, and except to the extent that 24/7 provides any content or the assistance in the creation of content of the Advertising or the Web Sites, it otherwise has no responsibility for the content of the Advertising and/or the Web Sites.

C.    Insurance.  For the length of the Term, 24/7 agrees to maintain valid and collectible insurance coverage with insurance companies rated B+ or better by AM Best, Standard & Poor’s, or similar rating agency with the following minimum limits.  (a) Commercial General Liability insurance, in the amount of  $1,000,000 (one million dollars) per occurrence/$2,000,000 (two million dollars) aggregate (including premises & operations, and products and completed operations liability coverage);  (b) Umbrella Liability insurance in the amount of $5,000,000 (five million dollars) (including personal and advertising injury); and (c) Professional Liability insurance in the amount of $1,000,000 (one million dollars).  24/7 shall

provide Lycos a Certificate of Insurance evidencing the foregoing insurance policies.   Lycos shall be given thirty (30) Days Advance Written Notice of Cancellation or Non-Renewal.  In the event the one or more 24/7’s coverages is written on a “claims made” basis, the Certificate shall further state the “retroactive date,” if any; if no retroactive date applies, the Certificate shall so state.

9.   Amendment and Waiver; Successors and Assigns.  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or future exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedy that may be available to the parties at law, in equity or otherwise. This Agreement shall not be amended, waived, modified, assigned or transferred except by a written consent to that effect signed by Lycos and 24/7, provided, that, subject to Section 5 above either party may transfer or assign this Agreement without the consent of the other party in the event of a merger of such party with, or a sale or all or substantially all of its assets to, a third party.   This Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the parties hereto.   Each party agrees that if it assigns or transfers this Agreement, it shall cause such successor, assignee, or transferee to expressly assume in writing all of its obligations hereunder.

10.   Governing Law and Forum Selection.  This Agreement shall be governed and construed exclusively under the laws of New York.  The parties hereto agree that any suit relating to or arising out of this Agreement shall be adjudicated in the state or federal courts in the City and State of New York.  Each party hereby waives any objection to such venue and to the personal jurisdiction of such courts for the purposes described herein.  In addition, each party further waives any objection to the jurisdiction of the Commercial Part of the New York State Supreme Court, provided any such court is located in the City of New York, to adjudicate suits relating to or arising out of this Agreement.

11.   Notices.  All notices or other communication permitted or required under this Agreement shall be in writing and shall be personally delivered, sent by registered or certified mail (postage prepaid), by overnight courier, or sent via electronic mail to the other party to the address set forth below:

If to 24/7:	24/7 Real Media, Inc.
1250 Broadway
New York, NY 10001
Attn: CEO
Fax: 212.760.1081

If to Lycos:	Lycos, Inc.
100 Fifth Avenue
Waltham, MA 02451
Attn: General Counsel
Fax:

Any notice shall be deemed effective when delivered personally, when the sender transmits the telecopied notice, three business days after mailing by certified first class mail, or on the delivery date if delivered by electronic mail.  Either party may from time to time change such address or number by giving the other party notice of such change in accordance with this paragraph. All reports, notices or other communications required by this Agreement shall be in English.

12.   Entire Agreement.  This Agreement, together with all Schedules and Exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth herein.  This Agreement, together with all Schedules and Exhibits hereto, supercedes and terminates all prior agreements and understandings between the parties with respect to such subject matter.

13.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

14.   Force Majeure.  Except with respect to payment obligations, neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, failure of communications systems or networks, Internet black out or brown outs, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.  Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure.  The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

15.   Severability.  In case any one or more of the provisions contained in this Agreement or any application of those provisions shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and any other applications of such remaining provisions shall not in any way be affected or impaired by such invalidity, illegality or unenforceability.  Moreover, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the minimum extent necessary without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

16.   Limitation of Liability; Disclaimer. EXCEPT FOR AMOUNTS PAYABLE IN CONNECTION WITH  INDEMNIFICATION OBLIGATIONS, BREACHES OF CONFIDENTIALITY OBLIGATIONS AND AMOUNTS PAYABLE PURSUANT TO SECTION 4  OR 5(b)(iii) ABOVE, (1) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR LOST PROFIT DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; (2) 24/7 SHALL NOT BE LIABLE TO LYCOS OR ANY THIRD PARTY FOR ANY LOSS, COST, DAMAGE OR EXPENSE INCURRED IN CONNECTION WITH THE AVAILABILITY, OPERATION OR USE OF THE AD SERVING SYSTEM, THE INTERNET, TECHNICAL MALFUNCTION, COMPUTER ERROR OR LOSS OR CORRUPTION OF DATA, OR OTHER INJURY, DAMAGE OR DISRUPTION OF ANY KIND RELATED THERETO, EXCEPT AS PROVIDED IN ANY OTHER AGREEMENT BETWEEN THE PARTIES, INCLUDING WITHOUT LIMITATION ANY AD SERVING AGREEMENT; (3) LYCOS SHALL NOT BE LIABLE TO 24/7 OR ANY THIRD PARTY

FOR ANY LOSS, COST, DAMAGE OR EXPENSE INCURRED IN CONNECTION WITH THE AVAILABILITY, OPERATION OR USE OF THE WEB SITES, THE INTERNET, TECHNICAL MALFUNCTION, COMPUTER ERROR OR LOSS OR CORRUPTION OF DATA, OR OTHER INJURY, DAMAGE OR DISRUPTION OF ANY KIND RELATED THERETO AND (4) EACH PARTY’S MAXIMUM AGGREGATE LIABILITY SHALL NOT EXCEED FIVE MILLION DOLLARS.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING ALL EXHIBITS AND SCHEDULES HERETO), 24/7 MAKES NO WARRANTIES OF ANY KIND TO ANY PERSON OR ENTITY WITH RESPECT TO THE AD SERVING SYSTEM USED TO DELIVER ADVERTISING OR ANY ADVERTISING OR DATA SUPPLIED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING ALL EXHIBITS AND SCHEDULES HERETO), LYCOS MAKES NO WARRANTIES OF ANY KIND TO ANY PERSON OR ENTITY WITH RESPECT TO THE WEB SITES, THE IMPRESSIONS OR THE LYCOS DATA, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

17.   Independent Contractors.  24/7 and Lycos shall each act as independent contractors.  Neither party shall exercise control over the activities and operations of the other party.  24/7 and Lycos shall each conduct all of its business in its own name and as it deems fit, provided it is not in derogation of the other’s interests.  Neither party shall engage in any conduct inconsistent with its status as an independent contractor, have authority to bind the other with respect to any agreement or other commitment with any third party, nor enter into any commitment on behalf of the other, except as expressly provided for by this Agreement.

18.   Publicity.  Neither party hereto shall issue a press release or public announcement or otherwise make any disclosure concerning this Agreement or the terms hereof, without prior written approval by the other party hereto; provided, however, that nothing in this Agreement shall restrict any party from disclosing information (a) that is already publicly available, except as a result of a breach of this provision by the disclosing party, (b) that is required to be disclosed by law, provided that if such disclosing party is required to file a copy of this Agreement with a governmental authority, such party shall notify the other party and seek confidential treatment to the extent reasonably available and (c) to its attorney’s accountant, consultants and other advisers who agree to maintain such information confidential.  Prior to issuing any press release, public announcement or disclosure, the disclosing party will deliver a draft of such press release, public announcement or disclosure to the other party and shall give such party a reasonable opportunity to comment thereon.

19.   Audit.  Upon reasonable request by either party, the other party agrees that such party shall be given reasonable access to relevant books and records of the other party [or auditors reasonably acceptable to the party being audited to perform an audit on not less than ten (10) days prior written notice and no more than twice in any twelve (12) month period at the offices of audited party during such party’s normal business hours, solely to verify calculation of any payment statement issued pursuant to this Agreement.  Such audit investigations by either party shall be limited to the scope of this Agreement.

20.   Third Party Beneficiaries.  This Agreement is solely for the benefit of 24/7 and Lycos and their respective successors and permitted assigns.  No third party shall have the right to make any claim or assert any right under it and no third party shall be deemed a beneficiary.

21.   Definitions, Captions, Sections and Exhibits.  Certain defined terms used herein have the meaning assigned to such terms as set forth in Section 1 hereto.  The captions and headings in this Agreement are for convenience of reference only and shall not be referred to in the construction or interpretation of this Agreement.  Unless otherwise noted, any reference in this Agreement to an “Exhibit,” a “Schedule” or a “Section” shall refer, respectively, to exhibits or sections in this Agreement.  The content and terms of the Exhibits attached hereto is hereby reference incorporated into this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement this           day of February, 2004.

24/7 REAL MEDIA, Inc.

By:
David J. Moore
Chief Executive Officer

Acknowledged and agreed as of the Effective Date:

LYCOS, INC.

By:
Name:
Title: